PROSPECTUS and                  PRICING SUPPLEMENT NO. 13
PROSPECTUS SUPPLEMENT, each     effective at 12:00 PM ET
Dated 9 October 2003            Dated 12 July 2005
CUSIP: 24422EPT0                Commission File No.: 333-108705
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $1,670,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.




Principal Amount:                 $350,000,000

Issue Price:                      99.848% plus accrued
                                  interest from July 15, 2005
                                  if settlement occurs after
                                  that date

Date of Issue:                    July 15, 2005

Maturity Date:                    July 15, 2009

Interest Payment Dates:           January 15 and July 15 of
                                  each year commencing
                                  on January 15, 2006 and
                                  ending at Maturity

Interest Rate:                    4.40% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                             Principal Amt
                                  Name              Of Notes
                                 Credit Suisse    $122,500,000
                                  First Boston LLC
                                 Merrill Lynch,   $122,500,000
                                  Pierce, Fenner &
                                  Smith Incorporated
                                 BNY Capital       $17,500,000
                                  Markets, Inc.
                                 BNP Paribas       $17,500,000
                                  Securities Corp.
                                 HSBC Securities   $17,500,000
                                  (USA) Inc.
                                 Piper Jaffray &   $17,500,000
                                   Co.
                                 TD Securities     $17,500,000
                                   (USA) LLC.
                                 Lazard Capital    $17,500,000
                                   Markets LLC
                                 Total            $350,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal
                                  at a price of 99.398%


Credit Suisse First Boston LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BNY Capital Markets, Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Piper Jaffray & Co.
TD Securities (USA) LLC.
Lazard Capital Markets LLC

Credit Suisse First Boston and
Merrill Lynch are acting
as Joint Book-Running Managers.